                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
               COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)


                                                                             AS RESTATED
                                                                               (NOTE 2)
                                                                            -------------
                                                              SIX MONTHS      SIX MONTHS
                                                                ENDED           ENDED
                                                            JUNE 30, 2007   JUNE 30, 2006
                                                            -------------   -------------


Net income................................................      $  46           $  27
Add:
Interest expense..........................................         80              72
Amortization of capitalized interest......................          1               1
Portion of rentals representative of the interest factor..          6               6
Income tax benefit and other taxes on income..............         22              13
Minority interest.........................................          4               2
Undistributed (earnings) losses of affiliated companies in
  which less than a 50% voting interest is owned..........         --              --
                                                                -----           -----
  Earnings as defined.....................................      $ 159           $ 121
                                                                =====           =====
Interest expense..........................................      $  80           $  72
Interest capitalized......................................          2               3
Portion of rentals representative of the interest factor..          6               6
                                                                -----           -----
  Fixed charges as defined................................      $  88           $  81
                                                                =====           =====
Ratio of earnings to fixed charges........................       1.81            1.49
                                                                =====           =====

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